Exhibit 10.106

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

VCAMPUS CORPORATION

I.              Creation of Series A-1 Convertible Preferred Stock.

The undersigned officer of VCampus Corporation, a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Preferences and Rights (the “Series A-1 Certificate of Designations”) and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended Certificate of Incorporation”), which authorizes 171,586 shares of undesignated preferred stock, par value $0.01 per share, of which prior to the date hereof no shares were outstanding and all 171,586 shares remained undesignated, the Board of Directors is authorized, within the limitations and restrictions stated in the Amended Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of preferred stock and the powers, preferences and relative participating, optional, or other special rights, and qualifications, limitations, and restrictions thereof; and

RESOLVED, that the Corporation hereby fixes the designations and preferences and relative, participating, optional, and other special rights, and qualifications, limitations, and restrictions of the preferred stock consisting of 5,000 shares to be designated Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”); and

RESOLVED, that the Series A-1 Preferred Stock is hereby authorized on the terms and with the provisions herein set forth:

II.            Provisions Relating to the Preferred Stock.

1.             Rank.  Subject to the rights of additional series of Preferred Stock that may be designated by the Board of Directors from time to time, the Series A-1 Preferred Stock shall, with respect to dividend rights and with respect to rights upon liquidation, winding up or dissolution, rank senior and prior in right to (a) each class of common stock of the Corporation, (b) any series of preferred stock hereafter created (except for any parri passu preferred stock and except as may otherwise be consented to by holders of a majority of the Series A-1 Preferred

Stock) and (c) any other equity interests (including, without limitation, warrants, stock appreciation rights, phantom stock rights, or other rights with equity features, calls or options exercisable for or convertible into such capital stock or equity interests) in the Corporation that by its terms rank junior to the Series A-1 Preferred Stock (all of such classes or series of capital stock and other equity interests, including, without limitation, all classes of common stock of the Corporation, are collectively referred to as “Junior Securities”).

2.             Dividends.  (a) Subject to the rights of additional series of Preferred Stock that may be designated by the board from time to time and in preference to all holders of common stock, the holders of Series A-1 Preferred Stock shall be entitled to receive quarterly dividends (the “Series A-1 Dividends”), at an annual rate of ten percent (10%) of the Series A-1 purchase price per share (as such dollar amount shall be appropriately adjusted for stock dividends, stock combinations, recapitalizations or the like), plus all accrued and unpaid dividends accrued thereon pursuant to this section (the “Series A-1 Quarterly Dividend Amount”), on each March 31, June 30, September 30 and December 31 (each, a “Quarterly Dividend Date”) after the date on which such shares of Series A-1 Preferred Stock were issued (the “Series A-1 Original Issue Date” for such share), provided, however, the amount of dividends on the first Quarterly Dividend Date after the Series A-1 Original Issue Date shall equal the Series A-1 Quarterly Dividend Amount multiplied by a fraction (A) the numerator of which shall equal the number of days from and including the Series A-1 Original Issue Date for such share to and including such first Quarterly Dividend Date, and (B) the denominator of which is ninety (90).  The Series A-1 Dividend shall be paid in cash within 45 days after each Quarterly Dividend Date.  The Corporation shall be obligated to declare and pay each quarterly dividend as set forth above ; provided, however, that the Corporation is, and may continue to be, subject to:  (i) applicable Delaware law governing payment of cash dividends in the event of insolvency; and (ii) restrictions on the payment of cash dividends in the event of default under the Corporation’s 2004 Series A and Series B Senior Secured Convertible Notes due April 1, 2009, as issued in the Corporation’s March 2004 financing.

(b)           So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation will not declare, pay or set apart for payment any dividends (except dividends payable in common stock of the Corporation) or make any other distribution on or redeem, purchase or otherwise acquire any Junior Securities and will not permit any Subsidiary or other Affiliate (using funds of the Corporation or any Subsidiary) to redeem, purchase or otherwise acquire for value, any Junior Securities.  Notwithstanding the foregoing provisions of this Section 2(b), the Corporation or any Subsidiary may (i) make payments in respect of fractional shares of Junior Securities and (ii) repurchase, redeem or otherwise acquire for value any Junior Securities from any employee or former employee of the Corporation or any Subsidiary in connection with the termination of employment by the Corporation or any Subsidiary or by such employee or former employee, whether by reason of death, disability, retirement or otherwise.

3.             Liquidation.  Subject to the rights of additional series of Preferred Stock that may be designated by the Board from time to time, upon a change in control pursuant to which the stockholders of the Corporation immediately prior to such change in control possess less than forty percent (40%) of the voting power of the acquiring entity immediately following such change in control, liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the holders of the Series A-1 Preferred Stock shall be entitled, before any assets of the Corporation shall be distributed among or paid over to the holders of Junior Securities, to receive from the assets of the Corporation available for distribution to stockholders, an amount per share equal to the purchase price per share paid for the Series A-1 Preferred Stock, as adjusted to reflect any and all subdivisions (by stock split, stock dividend or otherwise) or combinations or consolidations (by reclassification or otherwise) of the Series A-1 Preferred Stock occurring after the Issue Date, plus all declared but unpaid dividends (the “Series A-1 Liquidation Preference”).  If the assets of the Corporation legally available for distribution shall be insufficient to permit the payment in full to the holders of the Series A-1 Preferred Stock of their Liquidation Preferences, then the entire assets of the Corporation legally available for distribution shall be distributed ratably in accordance with the Series A-1 Liquidation Preferences among such holders.  For purposes of this Section 3, a Liquidation Event shall be deemed to be occasioned by, and to include, (i) the Corporation’s sale of all or substantially all of its assets or capital stock or (ii) any transaction or series or related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding the Series A-1 financing) that will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction or series of related transactions holding securities representing less than forty percent (40%) of the voting power of the surviving entity immediately following such transaction or series of related transactions.

4.             Voting.  (a) Except as otherwise provided by law, the rules of the Nasdaq Stock Market or by subsection 4(b), the holders of the Series A-1 Preferred Stock shall be entitled to vote on all matters submitted to the common stockholders for a vote together with the holders of the common stock voting together as a single class, with each holder of common stock entitled to one vote for each share of common stock held by such holder and each holder of Series A-1 Preferred Stock entitled to a number of votes equal to the number of shares into which such holder’s Series A-1 Preferred Stock is convertible (based on the then applicable conversion price and as ratably adjusted for stock splits, combinations, recapitalizations, reorganizations, reclassifications, stock distributions, stock dividends or other similar events with respect to the common stock occurring after the Series A-1 Original Issue Date).

(b)           The holders of the Series A-1 Preferred Stock shall vote as a separate class on the creation of any new series of preferred stock or the issuance of additional shares of capital stock of the Corporation that, in either case, ranks senior to the Series A-1 Preferred Stock.

(c)           Any reverse split of the Corporation’s common stock shall require the prior written consent of all holders, if any, of more than $500,000 (based on original purchase price still outstanding) of Series A-1 Preferred Stock (as determined on the date of shareholder approval of any such reverse stock split).

5.             Conversion of Series A-1 Preferred Stock into Common Stock.

(a)           Conversion Procedure.

(i)            At any time, any holder of Series A-1 Preferred Stock may convert all or any portion of the Series A-1 Preferred Stock held by such holder into a number of shares of Conversion Stock (as defined in Section 7) computed by multiplying the number of shares to be converted by the purchase price thereof and dividing the result by the Conversion Price (as defined in subsection 5(b)) then in effect.

(ii)           Each voluntary conversion of Series A-1 Preferred Stock shall be deemed to have been effected as of the close of business on the date on which notice of election of such conversion is delivered (which can be by facsimile) to the Corporation by such holder.  Until the certificates representing the shares of Series A-1 Preferred Stock which are being converted have been surrendered and new certificates representing shares of the Conversion Stock shall have been issued by the Corporation, such certificate(s) evidencing the shares of Series A-1 Preferred Stock being converted shall be evidence of the issuance of such shares of Conversion Stock.  At such time as such conversion has been effected, the rights of the holder of such Series A-1 Preferred Stock as such holder shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)          Notwithstanding any other provision hereof, if a conversion of shares is to be made in connection with a Public Offering (as defined in Section 7), the conversion of such shares may, at the election of the holder thereof, be conditioned upon the consummation of the Public Offering, in which case such conversion shall not be deemed to be effective until the consummation of the Public Offering.

(iv)          As soon as practicable, but in any event within five (5) business days, after a conversion has been effected in accordance with clause (i) above, the Corporation shall deliver to the converting holder:  (A) a certificate or certificates representing, in the aggregate, the number of shares of Conversion Stock issuable by reason of such conversion, in the name or names and in such denomination or denominations as the converting holder has specified; and (B) a certificate representing any shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(v)           The issuance of certificates for shares of Conversion Stock upon conversion of Series A-1 Preferred Stock shall be made without charge to the holders of such Series A-1 Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock, except for any transfer or similar tax payable as a result of issuance of a certificate to other than the registered holder of the shares being converted.  Upon conversion of any shares of Series A-1 Preferred Stock, the Corporation shall use its best efforts to take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(vi)          The Corporation shall not close its books against the transfer of Series A-1 Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series A-1 Preferred Stock in any manner which interferes with the timely conversion of Series A-1 Preferred Stock. The Corporation shall assist and cooperate with any holder of shares of Series A-1 Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares hereunder (including, without limitation, making any filings reasonably required to be made by the Corporation).

(vii)         No fractional shares of Conversion Stock or scrip representing fractional shares shall be issued upon conversion of shares of Series A-1 Preferred Stock.  If more than one share of Series A-1 Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Conversion Stock issuable upon the conversion thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Preferred Stock so surrendered by such record holder.  Instead of any fractional share of Conversion Stock otherwise issuable upon conversion of any shares of the Series A-1 Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of current per share fair market value of the Conversion Stock as determined in good faith by the Board of Directors on such basis as it considers appropriate.

(viii)        The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A-1 Preferred Stock, such number of shares of Conversion Stock as are issuable upon the conversion of all outstanding Series A-1 Preferred Stock.  All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges, other than those created or agreed to by the holder.  The Corporation shall use its best efforts to take all such actions as may be necessary (including soliciting shareholder approval at its next annual meeting) to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be promptly delivered by the Corporation upon each such issuance).

(b)           Conversion Price.

(i)            “Conversion Price” for the Series A-1 Preferred Stock shall initially mean the Initial Conversion Price described in this Section 5, as the same may be subsequently adjusted from time to time in accordance with this Section 5.

(ii)           The “Initial Conversion Price” shall be one-six hundredth (1/600th) of the per share purchase price for the Series A-1 Preferred Stock (or approximately $1.67 in the case of the Series A-1 Preferred Stock issued on or about the filing date of this certificate).

(c)           Conversion Price Resets.  If before March 31, 2006 the common stock does not trade at or above $6.00 per share (as adjusted for any stock splits, stock dividends or similar events) for at least ten (10) consecutive trading days after the Conversion Stock and the related shares of common stock issuable upon exercise of warrants held by the Series A-1 investors have been registered for resale under a registration statement declared effective by the SEC (and remains effective throughout those ten (10) consecutive trading days), then the Conversion Price shall reset on March 31, 2006 to equal the average of the closing sale price of the common stock for the five (5) trading days prior to the Series A-1 Original Issue Date, as reported on the Principal Market (the “Reset Price”).

(d)           Subdivision or Combination of Common Stock.  If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of common stock into a greater number of shares, or if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of common stock into a smaller number of shares, the applicable Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately adjusted.

(e)           Antidilution Adjustment of Conversion Price.  If and whenever in the period commencing after the Series A-1 Original Issue Date and ending on the earlier of:  (A) the date there are no longer any shares of Series A-1 Preferred Stock outstanding; or (B) the date (following effectiveness of the registration statement covering the resale of all the Conversion Stock) on which the shares of common stock have traded for at least sixty (60) consecutive trading days at or above a price per share equal to 150% of the then applicable Conversion Price with an average daily trading volume during that period of 100,000 shares or more (as such share price and volume number may be adjusted for any stock splits, stock dividends or similar events)(the “Antidilution Period”), the Corporation issues or sells, or in accordance with this Section 5(e) is deemed to have issued or sold, any shares of common stock, with the exception of Excluded Issuances, for a consideration per share (the “New Securities Issuance Price”) less than the Conversion Price in effect immediately prior to such time (each such sale or issuance, a “Dilutive Issuance”, then concurrent with such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price.  The Corporation may not effect any Dilutive Issuance until the earlier of:  (X) the date on which the Corporation obtains shareholder approval for the issuance in full of all shares of common stock issuable to the holders of Series A-1 Preferred Stock, including the shares issuable upon exercise of the related warrants and any and all shares issuable pursuant to the antidilution rights set forth herein and in the Warrants (the “Full Issuance”); or (Y) the date on which the Corporation obtains the written irrevocable proxies approving the Full Issuance from holders of not less than 35% of the Corporation’s outstanding shares of common stock eligible to vote on the Full Issuance.

For purposes of determining the adjusted Conversion Price under this Section 5(e) during the Antidilution Period, the following shall be applicable:

(i)            Issuance of Options.  If the Corporation in any manner grants or sells any options (other than Excluded Issuances) and the lowest price per share for which one share of common stock is issuable upon the exercise of any such option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such option is less than the Conversion Price in effect immediately prior to such Dilutive Issuance, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such option for such price per share.  For purposes of this Section 5(e)(i), the “lowest price per share for which one share of common stock is issuable upon the exercise of any such option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of common stock upon granting or sale of the option, upon exercise of the option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such common stock or of such Convertible Securities upon the exercise of such options or upon the actual issuance of such common stock upon conversion, exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities (other than Excluded Issuances) and the lowest price per share for which one share of common stock is issuable upon such conversion, exchange or exercise thereof is less than the Conversion Price in effect immediately prior to such Dilutive Issuance, then such share of common stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance of sale of such Convertible Securities for such price per share.  For the purposes of this Section 5(e)(ii), the “lowest price per share for which one share of common stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of common stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such common stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any options for which adjustment of the Conversion Price had been or is to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for common stock changes at any time (other than Excluded Issuances, in each case), the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 5(e)(iii), if the terms of any option or Convertible Security that was outstanding as of the Series A-1 Original Issue Date are changed in the manner described in the immediately preceding sentence, then such option or Convertible Security and the common stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  On the expiration of any option or Convertible Security not exercised, the applicable Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Convertible Securities never been issued.  No adjustment shall be made if such adjustment would increase the applicable Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable option or Convertible Security.  Notwithstanding anything to the contrary herein, in no event shall an adjustment to the Conversion Price be made retroactively with respect to any shares of Series A-1 Preferred Stock converted to common stock prior to the actual date of the dilutive issuance or change.  In addition, to clarify for purposes of this Section 5, if an option or Convertible Security has a price reset or similar provision that would cause the price to adjust based on a future event or contingency, then the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such option” shall not become such adjusted price unless and until the happening, during the Antidilution Period, of such event or contingency that actually gives effect to the adjustment.

(iv)          Calculation of Consideration Received.  In case any option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such options by the parties thereto, then solely for purposes of this Section 5, the options will be deemed to have been issued for a consideration equal to the exercise price of such option.  If any common stock, options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Corporation therefor.  If any common stock, options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Corporation will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities.  The fair value of any consideration other than cash or securities will be determined jointly by the Corporation and holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (the “Required Holders”) in good faith.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five business days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Corporation and the Required Holders.  The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne equally by the Corporation and the Required Holders.

(v)           “Approved Stock Plan” shall mean any employee benefit plan, stock incentive plan or other similar plan or arrangement which has been approved by the Board of Directors of the Corporation or any authorized committee thereof, pursuant to which the Corporation’s securities may be issued to any employee, officer, consultant or director for services provided to the Corporation.

(vi)          “Convertible Securities” means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of common stock.

(vii)         “Excluded Issuances” shall mean shares of common stock (a) deemed to have been issued by the Corporation in connection with an Approved Stock Plan (regardless of the applicable exercise or conversion price); (b) deemed to have been issued upon issuance of the Series A-1 Preferred Stock or the related warrants, issued upon conversion of the Series A-1 Preferred Stock or exercise of such warrants or otherwise issued in connection with the transactions contemplated in the Series A-1 Purchase Agreement dated as of the date of the filing of this certificate or other Series A-1 closing (including any securities of the Corporation issued or issuable to any finder or placement agent); (c) issued upon exercise of options or Convertible Securities which are outstanding on the date immediately preceding the Series A-1

Original Issue Date, provided that such issuance of shares of common stock upon exercise of such options or Convertible Securities is made pursuant to the terms of such options or Convertible Securities in effect on the date immediately preceding the Series A-1 Original Issue Date, such options or Convertible Securities are not amended after the date immediately preceding the Series A-1 Original Issue Date other than with respect to options originally issued pursuant to an Approved Stock Plan and the purchase or exercise price provided for in any such options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any such Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for common stock does not change at any time after the Series A-1 Original Issue Date; (d) issued pursuant to a Strategic Financing; or (e) issued or deemed to be issued by the Corporation with the prior approval of  holders of 75% or more of the then outstanding shares of Series A-1 Preferred Stock.

(viii)        “Strategic Financing” shall mean securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

(f)            Consolidation, Merger or Sale for Assets.  Any consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction which is effected in such a manner that holders of common stock are entitled to receive (either directly or upon subsequent liquidation) assets other than Conversion Stock (“Assets”) with respect to or in exchange for common stock is referred to herein as a “Fundamental Change.” Prior to the consummation of any Fundamental Change, the Corporation shall make appropriate provisions to insure that each of the holders of Series A-1 Preferred Stock shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A-1 Preferred Stock, such Assets as such holder would have received in connection with such Fundamental Change if such holder had converted its Series A-1 Preferred Stock into Conversion Stock immediately prior to such Fundamental Change.  The Corporation shall not effect any Fundamental Change, consolidation, merger or sale unless prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from consolidation or merger or the corporation purchasing such assets assumes the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(g)           Notices.

(i)            Promptly upon any adjustment of the applicable Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-1 Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii)           The Corporation shall give written notice to all holders of Series A-1 Preferred Stock at least 10 days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon common stock, (B) with respect to any pro rata subscription offer to holders of common stock, or (C) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.

(iii)          The Corporation shall give written notice to the holders of Series A-1 Preferred Stock at least ten (10) days prior to the date on which any Fundamental Change shall take place, which notice may be one and the same as that required by (ii) above.

(h)           Automatic Conversion.

(i)            Each share of Series A-1 Preferred Stock shall automatically be converted into shares of common stock at the then applicable Conversion Price (or upon such other terms as the Corporation and holders of 75% or more of the then outstanding shares of Series A-1 Preferred Stock may agree) upon the written consent of the holders of 75% or more of the then outstanding shares of Series A-1 Preferred Stock.

(ii)           Following completion of an automatic conversion pursuant to this Section 5(h), each former holder of Series A-1 Preferred Stock shall promptly surrender to the Corporation for cancellation such holder’s Series A-1 Preferred Stock certificate(s), or lost instrument declarations and indemnifications reasonably satisfactory to the Corporation, duly endorsed. The Corporation shall have no obligation to issue certificates representing the common stock issued upon conversion until such documents are delivered to the Corporation.

(i)            Investor 4.99% Cap.

Anything in Section 5 to the contrary notwithstanding, in no event shall any holder be entitled to convert Series A-1 Preferred Stock in excess of that number of shares of Series A-1 Preferred Stock that, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its “affiliates” (as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) to exceed 4.99% of the outstanding shares of the common stock following such conversion.  For purposes of this subsection, the aggregate number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion of the Series A-1 Preferred Stock with respect to which the determination is being made, but shall exclude the number of shares of common stock that would be issuable upon (i) conversion of the remaining, nonconverted Series A-1 Preferred Stock beneficially owned by the holder and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including, without limitation, any warrants or convertible preferred stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder and its affiliates.  Except as set forth in the preceding sentence, for purposes of this subsection, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  For purposes of this subsection, in determining the number of outstanding shares of common stock a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation’s most recent

Form 10-Q or Form 10-K, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation or its transfer agent setting forth the number of shares of common stock outstanding.  In any case, the number of outstanding shares of common stock shall be determined after giving effect to conversions of Series A-1 Preferred Stock by such holder since the date as of which such number of outstanding shares of Common Stock was reported. To the extent that the limitation contained in this subsection applies, the determination of whether shares of Series B Preferred Stock are convertible (in relation to other securities owned by a holder) and of which shares of Series A-1 Preferred Stock are convertible shall be in the sole discretion of such holder, and the submission of shares of Series A-1 Preferred Stock for conversion shall be deemed to be such holder’s determination that such shares of Series A-1 Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Corporation shall have no obligation or right to verify or confirm the accuracy of such determination.  Nothing contained herein shall be deemed to restrict the right of a holder to convert such shares of Series A-1 Preferred Stock at such time as such conversion will not violate the provisions of this subsection. A holder of Series A-1 Preferred Stock may waive the provisions of this subsection as to itself (and solely as to itself) upon not less than 75 days’ prior notice to the Corporation, and the provisions of this subsection shall continue to apply until such 75th day (or such later date as may be specified in such notice of waiver).

6.             Corporation Redemption Rights.  At the option of the Corporation, upon at least 30 days’ written notice to the holders of Series A-1 Preferred Stock, the Corporation may, but only after a registration statement covering the resale of the Conversation Stock has been declared effective, redeem some or all of the Series A-1 Preferred Stock, at a redemption price equal to 120% of the original Series A-1 purchase price plus all accrued but unpaid dividends.  Holders of Series A-1 Preferred Stock shall be entitled to convert their shares of Series A-1 Preferred Stock into common stock during the 30-day notice period of this Section 6.  Prior to the date fixed for any redemption of shares, a notice specifying the time and place of the redemption and the number of shares to be redeemed shall be given by overnight courier or by certified mail return receipt requested, to the holders of record of the shares of Series A-1 Preferred Stock to be redeemed at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the redemption date at the place designated in the notice such holder’s certificate or certificates representing the number of shares specified in the notice of redemption; provided, however, the Corporation cannot provide notice of redemption unless and until the Corporation has available cash to effect the redemption and the registration statement covering the resale of the Conversion Stock has been declared effective and, to the extent required by the Registration Rights Agreement dated as of the Closing Date, remains effective.  Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.  On or after the redemption date, each holder of shares of Series A-1 Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and thereupon the redemption price of the shares, and any accumulated and unpaid dividends thereon to the redemption date, shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.  In case fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

7.             Definitions.  The following terms have the meanings specified below:

(a)           Affiliate.  The term “Affiliate” shall mean (i) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Corporation (or other specified Person), (ii) any Person who is a beneficial owner of at least 10% of the then outstanding voting capital stock (or options, warrants or other securities which, after giving effect to the exercise thereof, would entitle the holder thereof to hold at least 10% of the then outstanding voting capital stock) of the Corporation (or other Specified Person), (iii) any director or executive officer of the Corporation (or other Specified Person) or Person of which the Corporation (or other Specified Person) shall, directly or indirectly, either beneficially or of record, own at least 10% of the then outstanding equity securities of such Person, and (iv) in the case of Persons specified above who are individuals, Family Members of such Person; provided, however, that no holder of Preferred Stock nor any of their designated members of the Board of Directors shall be an Affiliate of the Corporation for purposes hereof.

(b)           Board of Directors.  The term “Board of Directors” shall mean the Board of Directors of the Corporation.

(c)           Conversion Stock.  The term “Conversion Stock” shall mean the shares of common stock issuable upon conversion of shares of Series A-1 Preferred Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A-1 Preferred Stock are issued by an entity other than the Corporation or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean shares of the security issuable upon conversion of the Series A-1 Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

(d)           Family Members.  The term “Family Members” shall mean, as applied to any individual, any spouse, child, grandchild, parent, brother or sister thereof or any spouse of any of the foregoing, and each trust created for the benefit of one or more of such Persons (other than any trust administered by an independent trustee) and each custodian of property of one or more such Persons.

(e)           Person.  The term “Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, joint venture or unincorporated organization or any government, governmental department or any agency or political subdivision thereof.

(f)            “Principal Market” means the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market, the Nasdaq Capital Market, or the Nasdaq OTC Bulletin Board, whichever is at the applicable time the principal trading exchange or market for the common stock, based upon share volume.

(g)           Public Offering.  The term “Public Offering” shall mean any offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time, or any comparable statement under any similar federal statute then in force, other than an offering in connection with an employee benefit plan.

(h)           Subsidiary.  The term “Subsidiary” shall mean any Person of which the Corporation shall at the time own, directly or indirectly through another Subsidiary, 50% or more of the outstanding voting capital stock (or other shares of beneficial interest with voting rights), or which the Corporation shall otherwise control.

IN WITNESS WHEREOF, VCampus Corporation has caused this certificate to be signed by its duly authorized officer as of the 2nd day of December 2005.

VCAMPUS CORPORATION

By:	/s/ Christopher L. Nelson

Name:	Christopher L. Nelson

Title:	Chief Financial Officer